[***] Certain information in this document has been omitted from this exhibit because it is both

(i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.14

AMENDED AND RESTATED LICENSE AGREEMENT

between

ALLERGAN SALES, LLC

and

FSV7, LLC

Dated as of February 21, 2020

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 GRANT OF RIGHTS		14

2.1	Grants to Licensee	14
2.2	Intentionally Omitted	14
2.3	Retention of Rights; Passive Sales	15
2.4	Sublicenses	15
2.5	No Implied Rights	15
2.6	Intentionally Omitted	15
2.7	Technology Transfer and Cooperation	16
2.8	Intentionally Omitted	16
2.9	In-License Agreements	16
2.10	Covenant Not to Sue	16

ARTICLE 3 DEVELOPMENT AND REGULATORY		17

3.1	Development	17
3.2	Regulatory Matters	17
3.3	Reports	18
3.4	Records	18
3.5	Subcontracting; Licensed Product Agreements	18
3.6	Compliance	19
3.7	Right of First Negotiation	19
3.8	Global Safety Database	19

ARTICLE 4 COMMERCIALIZATION		19

4.1	In General	19
4.2	Commercialization Plan	20
4.3	Diligence	20
4.4	Compliance with Applicable Law	20
4.5	Sales and Distribution	20
4.6	Product Trademarks	20
4.7	Manufacture and Supply	20
4.8	Subcontracting	21

ARTICLE 5 PAYMENTS		21

5.1	Upfront and Allergan Agreements Payments	21
5.2	Royalties	21
5.3	Sublicense Revenue	22
5.4	Mode of Payment; Currency Conversion	23
5.5	Taxes	23
5.6	Value Added Tax	24
5.7	Interest on Late Payments	24

- i -

5.8	Financial Records	24
5.9	Audit	25
5.10	Audit Dispute	25
5.11	Confidentiality	26

ARTICLE 6 INTELLECTUAL PROPERTY		26

6.1	Ownership of Intellectual Property	26
6.2	Prosecution and Maintenance of Patents	27
6.3	Enforcement of Patents	28
6.4	Infringement Claims by Third Parties	29
6.5	Invalidity or Unenforceability Defenses or Actions	30
6.6	Third Party Licenses	31
6.7	Product Trademarks	31

ARTICLE 7 CONFIDENTIALITY AND NON-DISCLOSURE		31

7.1	Confidentiality Obligations	31
7.2	Permitted Disclosures	33
7.3	Use of Name	33
7.4	Press Releases	34
7.5	Publications	34
7.6	Return or Destruction of Confidential Information	35

ARTICLE 8 REPRESENTATIONS AND WARRANTIES		35

8.1	Mutual Representations and Warranties	35
8.2	Debarment	36
8.3	Additional Representations of Allergan	36
8.4	Intentionally Omitted	37
8.5	DISCLAIMER OF WARRANTY	37
8.6	ADDITIONAL WAIVER	37

ARTICLE 9 INDEMNITY		38

9.1	Indemnification of Allergan	38
9.2	Indemnification of Licensee	38
9.3	Notice of Claim	38
9.4	Control of Defense	38
9.5	Limitation on Damages and Liability	40
9.6	Insurance	41

ARTICLE 10 TERM AND TERMINATION		41

10.1	Term	41
10.2	Termination of this Agreement for Material Breach	41
10.3	Termination by Allergan	42
10.4	Intentionally Omitted	42

- ii -

10.5	Termination at Will by Licensee	42
10.6	Intentionally Omitted	42
10.7	Termination Upon Insolvency	43
10.8	Rights in Bankruptcy	43
10.9	Consequences of Termination	43
10.10	Intentionally Omitted	46
10.11	Accrued Rights; Surviving Obligations	46

ARTICLE 11 MISCELLANEOUS		47

11.1	Force Majeure	47
11.2	Intentionally Omitted	47
11.3	Export Control	47
11.4	Assignment	47
11.5	Severability	48
11.6	Dispute Resolution	48
11.7	Governing Law and Service	48
11.8	Notices	49
11.9	Entire Agreement; Amendments	50
11.10	English Language	50
11.11	Equitable Relief	50
11.12	Waiver and Non-Exclusion of Remedies	50
11.13	No Benefit to Third Parties	51
11.14	Further Assurance	51
11.15	Relationship of the Parties	51
11.16	Counterparts	51
11.17	References	51
11.18	Construction	51

Schedules

Schedule 1.6	Allergan Agreements
Schedule 1.60	Allergan Employees
Schedule 1.64	Licensed Patents
Schedule 2.7.1	Technology Disclosures
Schedule 2.7.2	Transferred Compounds
Schedule 3.2	FDA Letters

- iii -

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is made and entered into effective as of February 21, 2020 (the “Effective Date”) by and between Allergan Sales, LLC, a Delaware limited liability company (“Allergan”) and FSV7, LLC, a Delaware limited liability company (“Licensee”). Allergan and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Allergan controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, the Parties entered into that certain License Agreement, dated, June 30, 2018 (the “Original Effective Date”), pursuant to which Allergan granted Licensee a license under such intellectual property rights to Develop (as defined herein), Manufacture (as defined herein) and Commercialize (as defined herein) Licensed Products in the Field (as defined herein) in the Territory (the “Original License Agreement”).

WHEREAS, the Parties desired to amend and restated in its entirety the Original License Agreement as set forth in this Agreement below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Accountant” has the meaning set forth in Section 5.10.

1.2 “Administrative Proceeding” has the meaning set forth in Section 6.2.

1.3 “Affiliate” means, with respect to a Person, any other Person that at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, but for only so long as such control exists. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.4 “Agreement” has the meaning set forth in the preamble hereto.

1.5 “Allergan” has the meaning set forth in the preamble hereto.

1.6 “Allergan Agreements” means each agreement, contract or arrangement between Allergan or its Affiliates, on the one hand, and a Third Party, on the other hand, relating to the Licensed Compound or a Licensed Product and under which Allergan or its Affiliates have any payment obligations to such Third Party, which agreements are set forth on Schedule 1.6 (which schedule may be modified from time to time with the agreement of the Parties).

1.7 “Allergan Indemnitees” has the meaning set forth in Section 9.1.

1.8 “Allergan Regulatory Documentation” means all Regulatory Documentation developed by Allergan or any of its Affiliates or licensees as of the Effective Date that is Controlled by Allergan or its Affiliates and is necessary or reasonably useful for the Exploitation of the Licensed Compound or a Licensed Product in the Field in the Territory. [***]

1.9 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.10 “Breaching Party” has the meaning set forth in Section 10.2.

1.11 “Business Day” means a day, other than a Saturday or Sunday, on which banking institutions in New York, NY are not closed.

1.12 “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1.

1.13 “Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31.

1.14 “Change of Control” means any of the following occurs after the Effective Date:

1.14.1 any “person” or “group” (as such terms are defined below) becomes the “beneficial owner” (as defined below) of securities of a Relevant Entity representing more than (a) 50% of all outstanding securities of such Relevant Entity, or (b) 50% of the voting power with respect to the election of members of the board of directors (or analogous governing body) of such Relevant Entity, other than in the case of a Qualified Financing;

1.14.2 any transaction, or series of related transactions, involving a Relevant Entity, in each case other than a Qualified Financing, that results in (a) the members of the board of directors (or analogous governing body) of such Relevant Entity immediately prior to such transaction or transactions constituting less than a majority of the members of the board of directors (or analogous governing body) of such Relevant Entity or the surviving entity in such transaction or transactions, as the case may be, immediately following such transaction or transactions or (b) the Persons who beneficially owned the outstanding equity securities of such Relevant Entity immediately prior to such transaction or transactions ceasing to beneficially own securities of such Relevant Entity representing more than 50% of both (i) all outstanding equity securities of such Relevant Entity and (ii) the voting power with respect to the election of members of the board of directors (or analogous governing body) of such Relevant Entity immediately following such transaction or transactions;

1.14.3 any Relevant Entity sells, transfers or assigns to any Third Party, in one or more related transactions, properties or assets (a) representing all or a substantial portion of such Relevant Entity’s consolidated total assets that relate to this Agreement, the Licensed Patents, the Licensed Know-How, the Joint Patents, the Joint Know-How, the Licensed Compound and the Licensed Products or (b) from which more than 50% of such Relevant Entity’s net sales for its most recent fiscal year was derived; or

1.14.4 the holders of equity interests of any Relevant Entity approve a plan or proposal for the liquidation or dissolution of such Relevant Entity.

For the purpose of this definition of Change of Control, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act, and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.15 “Clinical Trials” means human clinical trials for a Licensed Product and any other tests and studies for a Licensed Product that are conducted in human subjects.

1.16 “Commercialization” means, with respect to a Licensed Product, any and all activities (whether before or after Regulatory Approval) directed to the marketing, promotion and sale of such Licensed Product in the Field in the Territory after Regulatory Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such Licensed Product, importing, exporting or transporting such Licensed Product for commercial sale, medical education activities with respect to such Licensed Product, conducting Clinical Trials that are not required to obtain or maintain Regulatory Approval for such Licensed Product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have corresponding meanings.

1.17 “Commercialization Plan” means a high-level, non-binding, multi-year plan for the Commercialization of the Licensed Products in the Field in the Territory, which shall include a high-level overview of: (a) general strategies for promoting, marketing and distributing the Licensed Products in the Field in the United States; (b) pre-launch Commercialization activities and the expected date of launch of each Licensed Product in the United States; (c) the nature of promotional activities anticipated with respect to the Licensed Products in the Field in the United States; (d) non-binding summary-level market and sales forecasts for the Licensed Products in the Field in the United States; and (e) a non-binding projection of Net Sales for Licensed Products in the Field in the United States.

1.18 “Commercially Reasonable Efforts” means with respect to a Party, the level of efforts and resources comparable to the efforts and resources that such Party would typically devote to compounds or products of similar market potential at a similar stage in development or product life, including any payments owed by such Party to the other Party under this Agreement and, with respect to Allergan, other product opportunities of Allergan; [***].

1.19 “Complaining Party” has the meaning set forth in Section 10.2.

1.20 “Confidential Information” has the meaning set forth in Section 7.1.

1.21 “Control” means, with respect to any Information, Regulatory Documentation, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the licenses and other grants in Section 2.1), to assign or grant a license, sublicense or other right to or under such Information, Regulatory Documentation, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.22 “Controlling Affiliate” means any Person that at any time during the Term, directly or indirectly, through one or more intermediaries, controls Parent, the Licensee or any Subject Affiliate, but for only so long as such control exists. For purposes of this definition, “control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.23 “Controlling Party” has the meaning set forth in Section 6.4.1.

1.24 “Cover,” “Covering” or “Covered” means, with respect to a Licensed Product in a country, that the manufacture, use, sale, offer for sale, or importation of such Licensed Product in or into such country would, in the absence of a license under a Licensed Patent, infringe a Valid Claim of a Licensed Patent (and for any Licensed Patents that are patent applications, assuming such patent applications were to issue as patents with such claims as are then being prosecuted, would infringe such issued Licensed Patent application) in such country.

1.25 “Development” means, with respect to a Licensed Product, all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, Manufacture Process Development, Clinical Trials, including Manufacturing in support thereof (but excluding any commercial Manufacturing), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such Licensed Product. When used as a verb, “Develop” means to engage in Development.

1.26 “Disclosing Party” has the meaning set forth in Section 7.1.

1.27 “Disposition Proceeds” means (i) in the case of a Change of Control described in Section 1.14.2 involving Licensee, the aggregate amount of all payments and consideration received by Licensee or any of its direct or indirect equity holders in connection with such transaction or series of related transactions, and (ii) with respect to any other sale, assignment or transfer (other than a Sublicense Grant) by Licensee or any of its Affiliates to any Person other than an Affiliate of Licensee of any right, title or interest in or to the Licensed Patents, the Licensed Know-How, the Joint Patents, the Joint Know-How, the Licensed Compound or any Licensed Product (for instance, through sale, assignment or transfer of such rights to certain territories or for certain indications), the aggregate amount of all payments and consideration received by Licensee or any Affiliate or any of their respective direct or indirect equity holders in connection with such sale, transfer or assignment. For purposes of this definition, any deferred or contingent consideration, such as milestone payments, shall be calculated as and when such payments become due and payable.

1.28 “Dispute” has the meaning set forth in Section 11.6.1.

1.29 “Distributor” means any Person(s) (other than a Sublicensee) appointed by Licensee, its Sublicensees or any of its or their Affiliates to distribute, market and sell Licensed Product(s), with or without packaging rights, in one or more countries in the Territory, in circumstances where the Person purchases its requirements of Licensed Product(s) from Licensee or its Sublicensees or its or their Affiliates. Distributors shall not include Persons that (a) distribute pharmaceutical products to pharmacies, hospitals and health systems but do not have primary responsibility for marketing or obtaining and maintaining regulatory approval for the pharmaceutical products it distributes and (b) are used by pharmaceutical companies generally in such country to distribute their products (e.g., Cardinal, McKesson).

1.30 “Dollars” or “$” means United States Dollars.

1.31 “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.32 “Effective Date” has the meaning set forth in the preamble hereto.

1.33 “EMA” means the European Medicines Agency and any successor agency thereto.

1.34 “Europe” means the countries comprising the European Economic Area as it may be constituted from time to time, which as of the Effective Date consists of the member countries of the European Union, Iceland, Norway, Liechtenstein and Switzerland.

1.35 “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization. For avoidance of doubt, European Union includes the United Kingdom and any other country that is a member of the European Union on the Effective Date even if such country ceases to be a member of the European Union during the Term.

1.36 “Executive Officers” means the Chief Executive Officer of Licensee and the Senior Vice President, Research and External Science and Innovation of Allergan.

1.37 “Exploit” means, with respect to a Licensed Product, to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of such Licensed Product and “Exploitation” means the act of Exploiting a Licensed Product.

1.38 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.39 “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time.

1.40 “Field” means all fields, including the treatment of diseases and conditions of the central nervous system covering functional retraining, cognition, and psychological retraining, which includes Alzheimer’s disease, cognitive disorders, depression, traumatic brain injury, amblyopia, stroke, Parkinson’s disease, schizophrenia, addiction, anxiety and stress disorders.

1.41 “First Commercial Sale” means, with respect to a Licensed Product in the Field in a country in the Territory, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such Licensed Product in such country. Sales prior to the approval of the applicable Drug Approval Application, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not constitute a First Commercial Sale.

1.42 “Force Majeure Event” has the meaning set forth in Section 11.1.

1.43 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.44 “Good Reason” means a clinical hold being placed on a Licensed Product, a delay in response from a Regulatory Authority, or a material drug manufacturing or supply chain problem that would be reasonably expected to impede or significantly delay a Licensed Product advancing through Development or Commercialization; provided, that if a Good Reason is invoked by Licensee as a reason to cease Development or Commercialization, then Licensee shall use Commercially Reasonable Efforts to resolve the problem(s) that is the basis of such Good Reason as soon as is practicable.

1.45 “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.46 “IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Trials in the United States (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory.

1.47 “Indemnification Claim Notice” has the meaning set forth in Section 9.3.

1.48 “Indemnified Party” has the meaning set forth in Section 9.3.

1.49 “Indemnifying Party” means the Party from whom indemnification is sought pursuant to Section 9.1 or Section 9.2.

1.50 “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical trial results and data and results with respect to Clinical Trials, Manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing.

1.51 “Infringement” has the meaning set forth in Section 6.3.1.

1.52 “Infringement Notice” has the meaning set forth in Section 6.3.1.

1.53 “Initial Notice” has the meaning set forth in Section 3.7.1.

1.54 “Initial Period” has the meaning set forth in Section 3.7.3.

1.55 “Initiate” means, with respect to a Clinical Trial, the first dosing of the first patient in such Clinical Trial.

1.56 “Invoiced Sales” has the meaning set forth in the definition of “Net Sales”.

1.57 “Joint Intellectual Property Rights” has the meaning set forth in Section 6.1.2.

1.58 “Joint Know-How” has the meaning set forth in Section 6.1.2.

1.59 “Joint Patents” has the meaning set forth in Section 6.1.2.

1.60 “Knowledge” means (a) with respect to Allergan and its Affiliates, [***], and (b) with respect to Licensee, its Sublicensees and its and their Affiliates, [***].

1.61 “LIBOR” means the London Interbank Offered Rate for deposits in Dollars having a maturity of one month administered by the ICE Benchmark Administration, as adjusted from time to time on the first London business day of each month.

1.62 “Licensed Compound” means (2R,3S)-2-amino-3-hydroxy-3-(pyridin-4-yl)-1-(pyrrolidin-1-yl)propan-1-one (AGN-209323), including any metabolites, polymorphs, salts, esters, free acid forms, free base forms, pro drug forms, stereoisomers, racemates or optically active forms thereof.

1.63 “Licensed Know-How” means all Information developed by Allergan or any of its Affiliates or licensees as of the Original Effective Date that is Controlled by Allergan or its Affiliates, is not generally known and is necessary or reasonably useful for the Exploitation of the Licensed Products in the Field in the Territory, but excluding, in each case, any Joint Know-How and any Information to the extent claimed or covered by published Licensed Patents or Joint Patents. [***]

1.64 “Licensed Patents” means (i) the national, regional and international patents and patent applications, including provisional patent applications, as set forth on Schedule 1.64, (ii) all patent applications that claim priority to any patent or patent applications in clause (i), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, in each case, to the extent claiming the Licensed Compound or its manufacture or use, (iii) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (i) or clause (ii), including utility models, petty patents and design patents and certificates of invention, and (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (i), clause (ii), or clause (iii). [***].

1.65 “Licensed Product” means any pharmaceutical product containing the Licensed Compound, alone or in combination with one or more other active ingredients.

1.66 “Licensed Product Agreement” means, with respect to a Licensed Product, any agreement entered into by and between Licensee or any of its Sublicensees or its or their respective Affiliates, on the one hand, and one or more Third Parties (including any agreements with Sublicensees), on the other hand, during the Term that relates to the Exploitation of such Licensed Product in the Field in the Territory, including (a) any agreement pursuant to which Licensee, its Sublicensees or its or their respective Affiliates receives or grants any license or other rights to Exploit such Licensed Product, (b) supply agreements pursuant to which Licensee, its Sublicensees or its or their respective Affiliates obtain or will obtain quantities of such Licensed Product, (c) clinical trial agreements covering Clinical Trials, (d) contract research organization agreements and (e) service agreements.

1.67 “Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.68 “Licensee” has the meaning set forth in the preamble hereto.

1.69 “Licensee Indemnitees” has the meaning set forth in Section 9.2.

1.70 “Licensee Know-How” means all Information and inventions conceived, discovered, developed, made, acquired or otherwise Controlled, or used, by Licensee, its Sublicensees, or any of its or their respective Affiliates under or in connection with (a) this Agreement or (b) the Exploitation of a Licensed Product, in either case ((a) and (b)) that is not generally known, but excluding any Joint Know-How and any Information to the extent covered or claimed by published Licensee Patents or Joint Patents.

1.71 “Licensee Patents” means all of the Patents Controlled by Licensee, its Sublicensees, or any of its or their respective Affiliates as of the Effective Date or during the Term that claim any Licensee Know-How, but excluding any Joint Patents.

1.72 “Losses” has the meaning set forth in Section 9.1.

1.73 “MAA” has the meaning set forth in the definition of “Drug Approval Application.”

1.74 “Manufacture” and “Manufacturing” means, with respect to a Licensed Product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, Manufacture Process Development, stability testing, quality assurance or quality control of such Licensed Product or any intermediate thereof.

1.75 “Manufacture Process Development” means the process development, process qualification and validation and scale-up of the process to manufacture a Licensed Product and analytic development and product characterization with respect thereto.

1.76 “Monetization” means the monetization of all or a portion of Allergan’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

1.77 “NDA” has the meaning set forth in the definition of “Drug Approval Application.”

1.78 “Negotiation Notice” has the meaning set forth in Section 3.7.3.

1.79 “Negotiation Period” has the meaning set forth in Section 3.7.3.

1.80 “Net Sales” means, [***]

1.81 “Non-Controlling Party” has the meaning set forth in Section 6.4.1.

1.82 “Non-Prosecuting Party” has the meaning set forth in Section 6.2.1.

1.83 “Offer Notice” has the meaning set forth in Section 3.7.2.

1.84 “Parent” means Forsight Labs, LLC, a California limited liability company.

1.85 “Party” and “Parties” each has the meaning set forth in the preamble hereto.

1.86 “Patent Challenge” has the meaning set forth in Section 10.3.2.

1.87 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications that claim, directly or indirectly, priority to any patent or patent applications in clause (a), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, continued prosecution applications and requests for continued examination, (c) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a) or clause (b), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations or any other post-grant proceeding, extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b) or clause (c).

1.88 “Payee” has the meaning set forth in Section 5.5.

1.89 “Payments” has the meaning set forth in Section 5.5.

1.90 “Payor” has the meaning set forth in Section 5.5.

1.91 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.92 “Phase 1 Clinical Trial” means a Clinical Trial the principal purpose of which is a preliminary determination of safety in healthy individuals or patients or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(a), as amended.

1.93 “Phase 2 Clinical Trial” means a Clinical Trial, the principal purpose of which is a determination of safety and efficacy of a product in the target patient population or a similar Clinical Trial prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.94 “Phase 2(a) Clinical Trial” means a Phase 2 Clinical Trial that is solely intended to make a preliminary determination of the effectiveness of a product for a particular indication or indications in patients with the disease or indication under study.

1.95 “Phase 2(b) Clinical Trial” means a Phase 2 Clinical Trial conducted after a Phase 2(a) Clinical Trial and that is intended to make a further determination of the effectiveness and safety of a product for a particular indication or indications in patients with the disease or indication under study, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient duration to confirm the optimal manner of use of such compound or product (dose and dose regimen) prior to initiation of one or more pivotal Phase 3 Clinical Trials or filing for a Regulatory Approval without the initiation of such pivotal Phase 3 Clinical Trials.

1.96 “Phase 3 Clinical Trial” means a Clinical Trial on a sufficient number of subjects that is designed to establish that a Licensed Product is safe and efficacious for its intended use and to determine warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, which Clinical Trial is intended to support Regulatory Approval of such Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise.

1.97 “Prior CDA” has the meaning set forth in Section 7.1.

1.98 “Product Trademarks” means the Trademark(s) to be used by Licensee, its Sublicensees or its or their respective Affiliates for the Commercialization of the Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of the Parties or their Affiliates); provided that Product Trademarks shall exclude any of Licensee’s Trademarks that are not specific to the Licensed Products.

1.99 “Prosecuting Party” has the meaning set forth in Section 6.2.1.

1.100 “Qualified Financing” means, with respect to any Person, the issuance of debt or equity securities by such Person, the proceeds of which are invested in the business of such Person or its subsidiaries.

1.101 “Qualifying Sublicense Payments” means, with respect to a Licensed Product in a particular country in the Territory for a particular period of time, all payments, directly or indirectly, made by or on behalf of a Sublicensee or Distributor to Licensee, the direct or indirect holders of equity interests in Licensee, or their respective Affiliates (collectively, the “Payment Recipients”) relating to, or resulting from, in either case, directly or indirectly, any transaction, series of transactions, or other arrangement in which such Sublicensee or Distributor obtains from Licensee or any of its Affiliates a license (or sublicense) in respect of, or other right to Develop or Commercialize, the Licensed Patents, the Licensed Know-How, the Licensed Compound, or a Licensed Product (or any option or other right to obtain a license in respect of the Licensed Patents, the Licensed Know-How, the Licensed Compound, or a Licensed Product)

(each, a “Sublicense Grant”), including (i) all upfront and other payments payable to the Payment Recipients upon execution of such transaction(s) or arrangement(s) with such Sublicensee or Distributor in respect of Licensee’s rights hereunder; (ii) all development, regulatory, commercialization or other milestone payments for milestones under any such transaction(s) or arrangement(s); (iii) all license maintenance fees under any such transaction(s) or arrangements(s); (iv) all payments to the Payment Recipients for the supply of Licensed Products in excess of the Payment Recipients’ actual cost of goods sold to produce or Manufacture such Licensed Products supplied to such Sublicensee or Distributor; (v) all payments to the Payment Recipients under any such transaction(s) or arrangement(s) for the reimbursement of research and development costs incurred by the Payment Recipients in excess of their actual cost to perform such activities; (vi) the fair market value of any debt or equity securities issued in respect of any such transaction(s) or arrangement(s) to the Payment Recipients that exceeds any amount paid by the Payment Recipients for such securities; (vii) the amount by which any amount paid by such Sublicensee or Distributor to the Payment Recipients for debt or equity securities issued to such Sublicensee in respect of any such transaction(s) or arrangement(s) exceeds the fair market value of such securities; and (viii) the fair market value of any other form of consideration paid to the Payment Recipients by such Sublicensee or Distributor in respect of any such transaction(s) or arrangement(s), excluding any royalty or other similar payment based on a percentage of such Sublicensee’s or Distributor’s Net Sales. For clarity, to the extent a payment is made to Allergan pursuant to Section 5.3.2 for a Qualifying Sublicense Payment, the subsequent distribution by Licensee of all or a portion of such Qualifying Sublicense Payment to its direct or indirect holders of equity interests would not constitute a second Qualifying Sublicense Payment for purposes of Section 5.3.2.

1.102 “Receiving Party” has the meaning set forth in Section 7.1.

1.103 “Regulatory Approval” means, with respect to a Licensed Product in a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market such Licensed Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labeling approval.

1.104 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Compound or a Licensed Product in the Territory.

1.105 “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including all Regulatory Approvals) and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files, in each case ((a) and (b)), relating to a Licensed Product.

1.106 “Regulatory Exclusivity Period” means, with respect to each Licensed Product in any country in the Territory, a period of exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Product in such country, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, non-patent related pediatric exclusivity or any other applicable marketing or data exclusivity, including any such periods listed in the FDA’s Orange Book or any such periods under national implementations in the EU of Article 10 of Directive 2001/83/ED, Article 14(11) of Parliament and Council Regulation (EC) No. 726/2004, Parliament and Council Regulation (ED) No. 141/2000 on orphan medicines, Parliament and Council Regulation (ED) No. 1901/2006 on medicinal products for pediatric use and all international equivalents of any of the foregoing.

1.107 “Relevant Entity” means Licensee, any Subject Affiliate, any Controlling Affiliate or any Sublicensee.

1.108 “Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the latest to occur of (a) the expiration of the last-to-expire Licensed Patent that includes a Valid Claim in such country or in the country in which such Licensed Product (or any component thereof) is Manufactured, (b) the fifteenth anniversary of the First Commercial Sale of such Licensed Product in such country and (c) the expiration of the Regulatory Exclusivity Period in such country for such Licensed Product.

1.109 “Subject Affiliate” means any Affiliate of Licensee that (a) has any right, title or interest in or to any Licensed Patent, Licensed Know-How, Joint Patent or Joint Know-How or (b) is otherwise engaged in the Development, Manufacture, Commercialization or any regulatory activities with respect to the Licensed Compound or a Licensed Product.

1.110 “Sublicense Grant” has the meaning set forth in the definition of “Qualifying Sublicense Payments”.

1.111 “Sublicensee” means a Person, other than an Affiliate of Licensee, that is granted a sublicense under the grant in Section 2.1 as provided in Section 2.4.

1.112 “Term” has the meaning set forth in Section 10.1.

1.113 “Termination Notice Period” has the meaning set forth in Section 10.2.

1.114 “Territory” means the entire world.

1.115 “Third Party” means any Person other than Allergan, Licensee and their respective Affiliates.

1.116 “Third Party Claims” has the meaning set forth in Section 9.1.

1.117 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.118 “Transferred Compounds” has the meaning set forth in Section 2.7.2.

1.119 “Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (b) any claim of a pending Patent application that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.120 “VAT” has the meaning set forth in Section 5.6.

1.121 “Withholding Taxes” has the meaning set forth in Section 5.5.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants to Licensee. Subject to Section 2.3 and the other terms and conditions of this Agreement, Allergan hereby grants to Licensee:

2.1.1 an exclusive (including with regard to Allergan and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.4, under the Licensed Patents and Allergan’s interest in the Joint Patents and a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.4, under the Licensed Know-How and Allergan’s interest in the Joint Know-How, in each case to Exploit the Licensed Compound and the Licensed Products in the Field in the Territory; and

2.1.2 an exclusive (including with regard to Allergan and its Affiliates) right of reference, with the right to grant further rights of reference in accordance with Section 2.4, under (a) any Allergan Regulatory Documentation that cannot be assigned to Licensee pursuant to Section 3.2 and (b) any Regulatory Documentation Controlled by Allergan or any of its Affiliates after the Effective Date during the Term that is necessary or reasonably useful for the Exploitation of the Licensed Compound or a Licensed Product in the Field in the Territory, in each case ((a) and (b)), to Exploit the Licensed Compound and the Licensed Products in the Field in the Territory.

2.2 Intentionally Omitted.

2.3 Retention of Rights; Passive Sales.

2.3.1 Allergan Retained Rights. Notwithstanding anything to the contrary in this Agreement, Allergan retains, on behalf of itself and its Affiliates:

(a) non-exclusive rights in and to the Licensed Patents, the Joint Patents, the Licensed Know-How, the Joint Know-How and Allergan Regulatory Documentation to conduct research, including preclinical testing with respect to the Licensed Compound and Licensed Products in the Field in the Territory, and to Manufacture the Licensed Compound and Licensed Products, for use in the performance of such research, provided that (i) such research shall be conducted solely by or on behalf of Allergan or its Affiliates for its or their internal research purposes, and (ii) Allergan shall promptly inform Licensee of the results of all such research, which shall become Licensed Patents or Licensed Know-How, as applicable, pursuant to Section 1.64 and Section 1.63 respectively and licensed to Licensee hereunder; and

(b) all right, title and interest in and to the Licensed Patents, the Licensed Know-How, Allergan’s interest in the Joint Patents and the Joint Know-How, and any Allergan Regulatory Documentation that is not assigned pursuant to Section 3.2, in each case, to develop and obtain and maintain regulatory approvals for and to manufacture, commercialize and otherwise exploit any compound or product other than the Licensed Compound or Licensed Products in all fields (including the Field) anywhere in the Territory.

2.4 Sublicenses. Licensee shall have the right to grant sublicenses and further rights of reference, under the licenses and rights of reference granted in Section 2.1, to its Affiliates and any Third Party through multiple tiers; provided that Licensee shall provide written notification to Allergan promptly following the execution of each sublicense agreement with a Third Party Sublicensee. Licensee shall (A) remain jointly and severally liable for the performance or non-performance of any such Sublicensee and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, and (B) require each Sublicensee to agree in writing to be bound by the applicable terms and conditions of this Agreement, including Section 3.5, Section 4.8, Section 5.8, Section 5.9, ARTICLE 6, ARTICLE 7 and Section 10.9. Licensee shall provide Allergan with a copy of any sublicense agreement executed by Licensee within [***] after its execution; provided that the terms of any such sublicense agreement to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted. Any such sublicenses shall be consistent with, and subordinate to, the terms and conditions of this Agreement.

2.5 No Implied Rights. For the avoidance of doubt, Licensee, its Sublicensees and its and their respective Affiliates shall have no right, express or implied, with respect to the Licensed Patents, the Licensed Know-How, or the Allergan Regulatory Documentation, except as expressly provided in Section 2.1 and Section 3.2.

2.6 Intentionally Omitted.

2.7 Technology Transfer and Cooperation.

2.7.1 Promptly and in any event within [***] after the Original Effective Date, Allergan shall disclose and make available to Licensee each of the items set forth on Schedule 2.7.1, provided in the event Allergan fails to provide such items within such [***] period, then the period of time within which Licensee is to perform each of the diligence milestones set forth in Section 3.1.4(b) will be automatically extended for the same number of days that elapse between the end of such [***] period and Allergan’s provision of all such items.

2.7.2 Allergan hereby assigns to Licensee all of its right, title and interest in and to the quantities of the Licensed Compound, labeled samples or synthetic intermediates set forth on Schedule 2.7.2 (the “Transferred Compounds”). Allergan shall deliver such Transferred Compounds to Licensee promptly, and in any event within [***], after the Original Effective Date. The Parties agree that: (a) such Transferred Compounds shall be used solely for the Development of Licensed Products pursuant to this Agreement; and (b) all such Transferred Compounds shall be provided without any warranties, express or implied.

2.7.3 In no event shall Allergan’s cumulative obligations under this Section 2.7 exceed [***] in the aggregate or extend beyond [***] after the Original Effective Date without prior written consent from Allergan.

2.7.4 Licensee acknowledges that Allergan satisfied its transfer obligations under this Section 2.7 prior to the Effective Date.

2.8 Intentionally Omitted.

2.9 In-License Agreements. The licenses granted by Allergan in Section 2.1 include sublicenses under the applicable license rights granted to Allergan by Third Parties under the Allergan Agreements, subject to this Section 2.9. Any sublicense with respect to Information or intellectual property rights of a Third Party hereunder and any right of Licensee (if any) to grant a further sublicense thereunder, shall be subject and subordinate to the terms and conditions of the applicable Allergan Agreement under which such sublicense is granted and shall be effective solely to the extent permitted under the terms of such agreement. Without limitation of the foregoing, in the event and to the extent that any Allergan Agreement requires that particular terms or conditions of such Allergan Agreement be contained or incorporated in any agreement granting a sublicense thereunder, such terms and conditions are hereby deemed to be incorporated herein by reference and made applicable to the sublicense granted herein under such Allergan Agreement. Allergan represents and warrants that it has provided Licensee with current, complete and accurate copies of all Allergan Agreements.

2.10 Covenant Not to Sue. Subject to the terms of this Agreement, Allergan, on behalf of itself and its Affiliates existing as of the Effective Date, covenants not to sue, not to assign to any other entity a right to sue, and not to authorize any other entity to sue, Licensee or any of its Sublicensees for any claim, counterclaim, demand, cause of action, suit, damages or equitable relief under any Patents Controlled by Allergan during the Term with respect to the Exploitation by or on behalf of Licensee or any of its Sublicensees of the Licensed Products in the Field in such form as the Licensed Products exist as of the Effective Date. [***]

ARTICLE 3

DEVELOPMENT AND REGULATORY

3.1 Development.

3.1.1 In General. Subject to Section 3.1.2, Licensee shall have the right and the obligation to Develop the Licensed Products in the Field in the Territory at its own cost and expense.

3.1.2 Diligence.

(a) Licensee shall use Commercially Reasonable Efforts to Develop, and obtain and maintain Regulatory Approvals for, the Licensed Products in the Field [***].

(b) Without limitation of Section 3.1.2(a), Licensee shall fulfill the following Development obligations, in each case, within the time period set forth below with respect to such obligation:

(i) Licensee shall [***] by [***]; and

(ii) Licensee is permitted to obtain [***] extension of the above diligence milestone in by payment to Allergan of [***] for such extension, which shall be made before the due date for the applicable milestone.

3.2 Regulatory Matters.

3.2.1 Regulatory Responsibilities. As between the Parties, Licensee shall have the sole right and responsibility for preparing, obtaining and maintaining Drug Approval Applications and any other Regulatory Approvals and other submissions, and for conducting communications with the Regulatory Authorities, for the Licensed Products in the Field in the Territory. All Regulatory Approvals, other than any Regulatory Approvals included in any Allergan Regulatory Documentation that is not assigned hereunder, relating to the Licensed Products with respect to the Field in the Territory shall be owned by, and shall be the sole property and held in the name of, Licensee or its permitted Sublicensee. Allergan hereby assigns to Licensee all of Allergan’s right, title, and interest in and to all Regulatory Documentation Controlled by Allergan and held in Allergan’s name as of the Effective Date. Within [***] of the Effective Date, Allergan shall submit to the FDA and other applicable Regulatory Authorities letters substantially in the form set forth on Schedule 3.2 and sufficient under Applicable Law to transfer such Regulatory Documentation to Licensee, and Licensee shall submit to the FDA and other applicable Regulatory Authorities letters substantially in the form set forth on Schedule 3.2 accepting such transfer. The Parties acknowledge that all relevant letters were submitted to the FDA and other applicable Regulatory Authorities in satisfaction of the obligations under this Section 3.2 prior to the Effective Date.

3.3 Reports. While Licensee is performing any Development activities, (a) Licensee shall provide Allergan with a detailed report once per Calendar Year describing (i) the Development activities it has performed, or caused to be performed, since the preceding report (or since the Effective Date with respect to the first report), including any filings, submissions, communications or meetings with any Regulatory Authorities, and (ii) its Development activities in process, including (x) the estimated timeline for the completion of such activities and (y) whether it plans to subcontract any such activities, and (b) promptly upon completion of each Clinical Trial with respect to a Licensed Product, Licensee shall promptly provide Allergan a copy of the final clinical study report with respect to such Clinical Trial. Licensee shall notify Allergan in writing in the event that it ceases Development activities. Licensee shall arrange for appropriate representatives of Licensee having reasonable knowledge of any of the matters set forth in each written report to meet with Allergan (at least once per calendar year in person at the offices of Allergan) no later than [***] following the date of receipt by Allergan of such report for the purpose of providing Allergan with an opportunity to discuss such report and the matters required to be reported in such report as provided in this Section 3.3.

3.4 Records. Licensee shall, and shall cause its Sublicensees and its and their Affiliates to, maintain, in a good scientific manner, complete and accurate books and records pertaining to Development of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, (d) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement and (e) be retained for at least [***] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. Allergan shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such books and records maintained pursuant to this Section 3.4; provided that Allergan shall maintain such records and information disclosed therein in confidence in accordance with ARTICLE 7.

3.5 Subcontracting; Licensed Product Agreements. Licensee may subcontract the exercise of its rights and the performance of its obligations under this ARTICLE 3; provided that Licensee shall oversee the performance by its subcontractors of the subcontracted activities and shall remain responsible for the performance of such activities in accordance with this Agreement. Licensee shall obtain Allergan’s written consent prior to entering into any Licensed Product Agreement that would impose any obligation on Allergan, or limit in any material respect Allergan’s rights under this Agreement, including with respect to the payments it would receive under this Agreement, with respect to any of its rights or obligations under Section 10.9. Any Licensed Product Agreement and any other agreement pursuant to which Licensee engages a subcontractor must (a) be consistent with this Agreement and (b) contain terms obligating the counterparty to such Licensed Product Agreement or such subcontractor to (i) comply with confidentiality provisions that are at least as restrictive as those set forth in ARTICLE 7; (ii) provide Allergan with substantially the same rights with respect to any Information, Patents and other intellectual property arising from the performance of the subcontracted obligation as Allergan would have under this Agreement if such Information, Patents or other intellectual property had arisen from the performance of such obligation by Licensee, including pursuant to Section 10.9; and (iii) subject to Section 5.9, permit Allergan rights of inspection, access and audit substantially similar to those provided to Allergan under this Agreement.

3.6 Compliance. Licensee shall perform or cause to be performed any and all of its Development activities under this Agreement in a good scientific manner and in compliance with all Applicable Law.

3.7 Right of First Negotiation. Licensee agrees to provide Allergan with a right of first negotiation under the following terms:

3.7.1 [***].

3.7.2 If Licensee or an Affiliate thereof enters into discussions with a Third Party or otherwise receives a proposal for a Change of Control of Licensee, then Licensee will promptly provide Allergan with written notice of such discussions [***] (the “Offer Notice”). Licensee and its Affiliates shall not, enter into an agreement (whether written or oral) with any Third Party relating to a Change of Control unless such party complies in full with the terms of this Section 3.7.

3.7.3 At any time prior to [***] after the date of the Initial Notice or the Offer Notice (the “Initial Period”), Allergan may provide Licensee with written notice that Allergan wishes to negotiate in good faith with Licensee to acquire Licensee or Licensee’s assets (the “Negotiation Notice”). If Allergan provides Licensee with the Negotiation Notice during the Initial Period, then the Parties shall negotiate exclusively in good faith the terms of such acquisition for a period of [***] (the “Negotiation Period”). During the Negotiation Period, Licensee shall cease all discussions and negotiations with Third Parties regarding a Change of Control of Licensee.

3.7.4 If Allergan fails to provide the Negotiation Notice during the Initial Period or the Parties fail to reach agreement within the applicable Negotiation Period for any reason, then Licensee shall be free to negotiate a Change of Control with any Third Party, [***].

3.7.5 [***]

3.8 Global Safety Database. Licensee shall hold, and maintain (at Licensee’s sole cost and expense) the global safety database for the Licensed Products in the Field in the Territory.

ARTICLE 4

COMMERCIALIZATION

4.1 In General. Subject to Section 4.3, Licensee shall have the right and the obligation to Commercialize the Licensed Products in the Field in the Territory at its own cost and expense in accordance with the Commercialization Plan.

4.2 Commercialization Plan. At least [***] prior to the anticipated First Commercial Sale of the first Licensed Product in the Territory, Licensee shall prepare an initial Commercialization Plan and submit such Commercialization Plan to Allergan for its review and comment, and Licensee shall consider Allergan’s comments in good faith. For each Calendar Year thereafter during the Term, Licensee shall prepare an update to the Commercialization Plan and submit such updated Commercialization Plan to Allergan for its review and comment, and Licensee shall consider Allergan’s comments in good faith. Licensee shall manage the preparation of each such update so that it is submitted to Allergan for its review at least [***] prior to the end of the then-current Calendar Year.

4.3 Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Field [***].

4.4 Compliance with Applicable Law. Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates to, comply with all Applicable Law with respect to the Commercialization of the Licensed Products. Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates to, avoid taking or failing to take any actions that Licensee knows or reasonably should know would jeopardize the goodwill or reputation of the Licensed Products.

4.5 Sales and Distribution. As between the Parties, Licensee shall be solely responsible for invoicing and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Field in the Territory and shall perform all related services, in each case, in a manner consistent with the terms and conditions of this Agreement. As between the Parties, Licensee shall be solely responsible for handling all returns, recalls and withdrawals, order processing, invoicing and collection, distribution and inventory and receivables with respect to the Licensed Product in the Field in the Territory.

4.6 Product Trademarks. Licensee shall have the right to determine and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory.

4.7 Manufacture and Supply. Licensee shall (a) be responsible for the Manufacture of each Licensed Product in sufficient quantities for the Exploitation of such Licensed Product in the Field in the Territory and (b) use Commercially Reasonable Efforts to assure an efficient and reliable supply of each Licensed Product conforming to the applicable specifications with respect thereto as necessary to Exploit and maintain Regulatory Approvals for such Licensed Product in the Field in the Territory, including developing commercially reasonable arrangements and strategies for back-up sources of supply of such Licensed Product that appropriately and reasonably minimize the risk of supply shortfalls and that take into account expected inventory levels and demand. In furtherance of the obligations set forth in the preceding sentence, Licensee shall either itself Manufacture and supply, or enter into one or more definitive Manufacturing and supply agreements with appropriate Third Parties, to Manufacture and supply clinical and commercial supplies of each Licensed Product as required for Licensee, its Sublicensees and its and their Affiliates’ Development and Commercialization of the Licensed Products for the Field in the Territory. Licensee shall, and shall cause its Sublicensees and its and their Affiliates and any Third Party that Manufactures and supplies clinical or commercial supplies of any Licensed Product to, comply with all Applicable Law with respect to the Manufacture of the Licensed Products.

4.8 Subcontracting. Subject to the next sentence, Licensee may subcontract the Commercialization of the Licensed Products in the Field in the Territory; provided that (a) Licensee shall remain responsible for the performance of such activities in accordance with this Agreement and the Commercialization Plan and (b) any agreement pursuant to which Licensee engages a subcontractor must (i) be consistent in all material respects with this Agreement and (ii) contain terms obligating such subcontractor to: (A) comply with confidentiality provisions that are at least as restrictive as those set forth in ARTICLE 7; (B) provide Allergan with substantially the same rights with respect to any intellectual property arising from the performance of the subcontracted obligation as Allergan would have under this Agreement if such intellectual property had arisen from the performance of such obligation by Licensee, including pursuant to Section 10.9; and (C) subject to Section 5.9, permit Allergan rights of inspection, access and audit substantially similar to those provided to Allergan under this Agreement. Licensee shall obtain Allergan’s written consent prior to entering into any subcontract with respect to the Commercialization of the Licensed Products that would impose any obligation on Allergan, or otherwise limit in any material respect Allergan’s rights under this Agreement, including with respect to the payments it would receive under this Agreement or with respect to its rights and obligations under Section 10.9.2.

ARTICLE 5

PAYMENTS

5.1 Upfront and Allergan Agreements Payments.

5.1.1 No later than [***] after the Original Effective Date, Licensee shall pay Allergan a nonrefundable, noncreditable upfront amount equal to $500,000. Allergan acknowledges that Licensee made the foregoing payment prior to the Effective Date and no additional upfront payment is required in connection with the execution of this Agreement.

5.1.2 [***]

5.2 Royalties.

5.2.1 Royalty Rates. During the Royalty Term, Licensee shall pay Allergan a royalty on Net Sales of all Licensed Products in the Territory (excluding Net Sales of each Licensed Product in any country in the Territory for which the Royalty Term for such Licensed Product and country has expired) in each [***] (or partial [***]) in an amount equal to [***] of such Net Sales.

5.2.2 Royalty Step-Down. For the purpose of determining the royalties payable pursuant to Section 5.2.1 solely from Net Sales [***], the Net Sales of a Licensed Product [***] that occur after the expiration date of the last to expire of, or during any period in which there are no, Licensed Patents that include at least one Valid Claim [***], shall be reduced by [***].

5.2.3 Payment Dates and Reports. Royalty payments shall be made by Licensee within [***] after the end of each [***] commencing with the [***] in which the first day of the first Royalty Term for the first Licensed Product occurs. Licensee shall also provide to Allergan, at the same time each such payment is made, a report showing: (a) the Net Sales of the Licensed Products by country in the Territory; (b) the basis for any deductions from Invoiced Sales to determine Net Sales; (c) the exchange rates used in calculating any of the foregoing; and (d) a calculation of the amount of royalty due to Allergan.

5.3 Sublicense Revenue.

5.3.1 Net Sales by Sublicensees. Any and all Net Sales by Sublicensees shall be included in the Net Sales calculations in Section 5.2.1 for purposes of determining the royalties owed by Licensee to Allergan thereunder.

5.3.2 Other Sublicense Revenue. Licensee shall pay (or cause to be paid) to Allergan [***] of any Qualifying Sublicense Payments within [***] of receipt of such payments by the applicable Payment Recipients.

5.3.3 Disposition Proceeds. Licensee shall pay (or cause to be paid) to Allergan (i) [***] of the applicable Disposition Proceeds concurrently with the consummation of the first Change of Control described in Section 1.14.2 involving Licensee that is consummated following the Effective Date, and (ii) until such time as a Change of Control described in Section 1.14.2 involving Licensee, [***] of the applicable Disposition Proceeds concurrently with the consummation of any sale, assignment or transfer (other than a Sublicense Grant) by Licensee or any Affiliate of Licensee to any Person other than an Affiliate of Licensee of any right, title or interest in or to the Licensed Patents, the Licensed Know-How, the Joint Patents, the Joint Know-How, the Licensed Compound or any Licensed Product (for instance, through sale, assignment or transfer of such rights to certain territories or for certain indications). It is intended that Allergan shall be entitled to receive payments pursuant to this Section 5.3.3 with respect to the full scope of the Licensed Patents, the Licensed Know-How, the Joint Patents, the Joint Know-How, the Licensed Compound or any Licensed Products, but only one time with respect to any particular portion of such rights. Accordingly, Licensee shall (or shall cause) the payments required by clause (ii) to be made with respect each transaction involving a sale, assignment or transfer (other than a Sublicense Grant) by Licensee or an Affiliate of Licensee to a Person other than an Affiliate of Licensee of rights, title or interest in or to the Licensed Patents, the Licensed Know-How, the Joint Patents, the Joint Know-How, the Licensed Compound or any Licensed Product until the earlier of (x) the occurrence of a Change of Control described in Section 1.14.2 involving Licensee and that triggers the payment set forth in the foregoing clause (i), and (y) such time as all rights obtained by Licensee hereunder with respect to the Licensed Patents, the Licensed Know-How, the Joint Patents, the Joint Know-How, the Licensed Compound or any Licensed Product shall have been sold, assigned or transferred to Persons other than Affiliates of Licensee.

If the transactions or series of related transactions requiring a payment to be made pursuant to this Section 5.3.3 involve the direct or indirect sale, transfer or assignment of beneficial ownership of assets or rights other than rights in or to the Licensed Patents, the Licensed Know-How, the Joint Patents, the Joint Know-How, the Licensed Compound or any Licensed Product, and such other assets or rights represent a material portion of the overall assets or rights involved in such transaction, then the Parties will reasonably allocate the applicable Disposition Proceeds based on the value of the rights in or to the Licensed Patents, the Licensed Know-How, the Joint Patents, the Joint Know-How, the Licensed Compound or any Licensed Product relative to such other assets or rights using standard valuation methodologies used in the biopharmaceutical industry. If the Parties are unable to agree on such reasonable allocation, then either Party may seek a determination of such allocation by an independent valuation expert (whether an individual or a firm), with qualifications and experience in valuations in the biopharmaceutical industry and to be mutually selected by the Parties (or if the Parties cannot agree, by Allergan), to make such determination as soon as practicable. The Parties shall [***], and the determination of such expert shall be final and binding on the Parties. For clarity, the foregoing allocation shall not apply for purposes of determining the Disposition Proceeds in the case of the first Change of Control described in Section 1.14.2 involving Licensee that is consummated following the Effective Date.

5.4 Mode of Payment; Currency Conversion.

(a) All Payments to Allergan under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Allergan may from time to time designate by notice to Licensee.

(b) If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of each month in the Calendar Quarter to which such payments relate.

5.5 Taxes. Each Party is responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to Applicable Law. The upfront payment, royalties and other amounts payable by a Party (the “Payor”) to the other Party (the “Payee”) pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding of taxes, duties, levies, imposts, assessments, deductions, fees, and other similar charges required by Applicable Law (“Withholding Taxes”). If Payor takes any actions that would increase any required Withholding Taxes that otherwise would not be required absent such action, including a Change of Control, change in tax residence, sublicense or assignment of this Agreement by law or otherwise, except for any transaction currently contemplated under this Agreement, Payor shall increase the amount so payable as necessary so that after such deduction or withholding of additional Withholding Taxes has been made, Payee receives the amount it would have received had no such additional deduction or withholding been made. Notwithstanding the foregoing, if Payee is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable Withholding Taxes, it may deliver to Payor or the appropriate governmental authority (with the assistance of Payor to the extent that this is reasonably requested) the prescribed forms valid under Applicable Law necessary to lawfully reduce the applicable rate of withholding or to relieve Payor of its obligation to withhold such Withholding Taxes and Payor shall apply the reduced rate of withholding, or dispense with withholding, as the case may be. If, in accordance with the foregoing, Payor withholds any amount, it shall pay to Payee the net remaining balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Payee proof of such payment with reasonable supporting documentation and calculations of such Withholding Taxes sufficient to enable Payee to claim such payment of Withholding Taxes or otherwise obtain any tax benefit for such Withholding Taxes within a reasonable time following such payment, and such Withholding Taxes shall be treated for all purposes of this Agreement as having been paid to Payee hereunder. The Parties shall reasonably cooperate to minimize, report and withhold any such Withholding Taxes, including with respect to all documentation required by any taxing authority. Prior to making any deduction or withholding from any Payment under this Agreement, Payor shall provide at least [***] prior written notice to Payee of the amounts subject to deduction or withholding and the legal basis therefor, and provide to Payee a reasonable opportunity to, or elect to postpone a Payment in order to, furnish forms, certificates or other items that would reduce or eliminate such deduction or withholding. If Payor receives a refund of any such withheld taxes, in whole or in part, and whether in the form of cash, credit or other similar offset, Payor shall promptly refund such amount to Payee. Payee shall not be liable for any penalties or interest due to the failure of Payor to properly withhold or remit such any withholding or deductions to the governmental authorities, unless such failure is due to incorrect or invalid forms, facts, or other similar information given to Payor by Payee.

5.6 Value Added Tax. Notwithstanding anything contained in Section 5.5, this Section 5.6 shall apply with respect to value added tax, ad valorem, sales and use, goods and services or similar tax chargeable on the supply or deemed supply of goods or services, sales and use taxes, transaction taxes, consumption taxes and other similar taxes required by Applicable Law, including any interest, penalties or other additions to tax thereon, required under Applicable Law (collectively, “VAT”). All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments, Payor shall timely pay VAT at the applicable rate in respect of any such Payments following the receipt of a valid VAT invoice in the appropriate form issued by Payee in respect of those Payments, where applicable, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and [***] after the receipt by Payor of the applicable valid invoice relating to that VAT payment. The Parties will reasonably cooperate to issue valid invoices for all amounts due under this Agreement consistent with VAT requirements. Allergan and Licensee shall reasonably cooperate to eliminate or minimize the amount of any such VAT imposed on the transactions contemplated in this Agreement.

5.7 Interest on Late Payments. If any Payment due to Payee under this Agreement is not paid in when due, then Payor shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] above LIBOR, such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.

5.8 Financial Records. Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates to, keep complete and accurate books and records pertaining to the sale, delivery and use of the Licensed Products, including books and records of Invoiced Sales (including any deductions therefrom) and Net Sales of the Licensed Products in the Territory. Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates to, retain such books and records, until the later of [***] after the end of the period to which such books and records pertain and the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. In addition, Allergan and Licensee shall, and Licensee shall cause any Sublicensees and its and their Affiliates to, retain books and records regarding Withholding Taxes, VAT and any withholding forms, documentation or information as described in Section 5.5 or Section 5.6 until the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.

5.9 Audit. At the request of Allergan, Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates to, permit an independent certified public accountant of nationally recognized standing retained by Allergan and that is not Allergan’s auditor, at reasonable times and upon reasonable notice, to audit the books and records maintained by Licensee and its Affiliates pursuant to Section 5.8. For the books and records maintained by its Sublicensees and their Affiliates, if requested by Allergan, Licensee shall have an independent certified public accountant of nationally recognized standing retained by Licensee perform a similar audit on such Sublicensees’ and their Affiliates’ books and records relating to the Licensed Products directly and will include the results of such audits in Licensee’s books and records that are subject of Allergan’s audit rights under this Section 5.9. Such audits may not (a) be conducted for any [***] more than [***] after the end of such [***], (b) be conducted [***] in any Calendar Year (unless a previous audit during such Calendar Year revealed an underpayment with respect to such period or Licensee restates or revises such books and records for such 12-month period) or (c) be repeated for any Calendar Quarter. The cost of any audit shall be borne by Allergan, unless the audit reveals an underpayment of more than [***] of the amount actually owed by Licensee for any Calendar Quarter audited, in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 5.10, if such audit concludes that additional payments were owed or that excess payments were made during such period, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 5.7, or Allergan shall reimburse such excess payments, in either case, within [***] after the date on which such audit is completed and the conclusions thereof are notified to the Parties.

5.10 Audit Dispute. In the event of a dispute over the results of any audit conducted pursuant to Section 5.9, Allergan and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for arbitration to a certified public accounting firm selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Accountant”) or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate. The decision of the Accountant shall be final and [***]. Not later than [***] after such decision and in accordance with such decision, Licensee shall pay the additional royalties, with interest from the date originally due as provided in Section 5.7, or Allergan shall reimburse such excess payments, as applicable.

5.11 Confidentiality. Allergan shall treat all information subject to review, and all audit reports, under this ARTICLE 5 in accordance with the confidentiality provisions of ARTICLE 7 and Allergan shall cause the independent public accountant retained by Allergan pursuant to Section 5.9 or the Accountant, as applicable, to enter into a reasonably acceptable confidentiality agreement that includes an obligation to retain all such financial information in confidence. The accountant or auditor shall only report to Allergan whether the amounts paid by Licensee during the audited period were accurate and the amount of any disparity, and shall provide Licensee a copy of any such report at the same time it is provided to Allergan.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Ownership of Intellectual Property.

6.1.1 Ownership of Technology. Subject to the licenses granted under Section 2.1, as between the Parties, each Party shall own and retain all right, title, and interest in and to any and all: (a) Information and inventions that are conceived, discovered, developed, or otherwise made solely by or on behalf of such Party or any of its Affiliates or its or their respective (sub)licensees (including Sublicensees) in connection with the activities conducted under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto, except to the extent that any such Information or invention or any Patent or intellectual property rights with respect thereto is Joint Know-How or a Joint Patent, and (b) other Information, inventions, Patents and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 2.1) by such Party or any of its Affiliates or its or their respective (sub)licensees (including Sublicensees) as of the Effective Date or outside of this Agreement.

6.1.2 Ownership and Use of Joint Patents and Joint Know-How. Subject to the licenses granted under Section 2.1, each Party shall own an equal, undivided interest, without a duty of accounting to the other Party, in any and all: (a) Information and inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of Licensee or any of its Affiliates or its or their respective (sub)licensees (including Sublicensees), on the one hand, and Allergan or any of its Affiliates or its or their respective (sub)licensees, on the other hand, in connection with the activities conducted under or in connection with this Agreement, whether or not patented or patentable (the “Joint Know-How”), and (b) Patents (the “Joint Patents”) and other intellectual property rights with respect to the Information and inventions described in clause (a) (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”). Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates and its and their respective (sub)licensees (including Sublicensees) to so disclose, the conception, discovery, development or making of any Joint Know-How or Joint Patents. Subject to the license grants set forth in Sections 2.1 and 10.9.2, each Party and its Affiliates and their respective (sub)licensees (including Sublicensees) shall have the right to use and otherwise exploit any Joint Intellectual Property Rights for any purpose in the Territory in any manner and for any purpose outside of this Agreement without any duty to share profits with, or provide an accounting to, the other Party with respect to such use and exploitation. If in a particular country the consent of co-owners is required for one co-owner to grant license rights under or otherwise exploit Joint Patent(s) as provided in the previous sentence, each of the Parties hereby consents to such license grant to use and otherwise exploit such Joint Patent(s) in such country without any duty to share profits with, or provide an accounting to, the other Party with respect to such use and exploitation, and each Party hereby grants to the other Party such granting Party’s interest in such Joint Patent(s), a perpetual, irrevocable, royalty-free, sublicensable, non-exclusive license to exploit any Joint Patent or Joint Know-How in such country in any manner and for any purpose whatsoever.

6.1.3 United States Law. The determination of whether Information and inventions are conceived, discovered, developed, or otherwise made by a Party or any of its Affiliates or its or their respective (sub)licensees (including Sublicensees) for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs. Each Party shall, without additional compensation, cooperate to make any necessary assignments to fully effect the ownership provided for in Section 6.1.1 or Section 6.1.2, as applicable.

6.2 Prosecution and Maintenance of Patents. Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain (including to prosecute related interference, derivation, re-issuance, re-examination, opposition and other post-grant proceedings, each an “Administrative Proceeding”) the Licensed Patents and the Joint Patents in the Territory [***]. If Licensee plans to abandon any Licensed Patent or Joint Patent in a country in the Territory or not control any Administrative Proceeding (which decision shall be made in good faith considering the development obligations of Licensee hereunder), Licensee shall notify Allergan in writing at least [***] in advance of the due date of any payment or other action that is required to prosecute and maintain (including with respect to related interference, derivation, re-issuance, re-examination, opposition and other post-grant proceedings) such Licensed Patent or Joint Patent, as applicable, or prosecute such Administrative Proceeding, upon which notice such Licensed Patent shall cease to constitute a Licensed Patent or all of Licensee’s interest in such Joint Patent shall be assigned to Allergan, as applicable, and Allergan may elect (at its option and without any obligation) to make such payment or take such action or otherwise prosecute and maintain such Patent in such country.

6.2.1 Cooperation. Each Party shall assist the other Party at the reasonable request of the other Party from time to time in connection with its activities set forth in Section 6.2 [***]. The Party that has the right to prepare, file, prosecute and maintain the Licensed Patents or Joint Patents, as applicable (the “Prosecuting Party”) shall keep the other Party (the “Non-Prosecuting Party”) informed of all material steps to be taken in the preparation and prosecution of all applications filed by it pursuant to Section 6.2 and shall furnish the Non-Prosecuting Party with copies of such applications for Patents, amendments thereto and other related material correspondence to and from patent offices, including substantive correspondence relating to any office actions, and, to the extent reasonably practicable, permit the Non-Prosecuting Party an opportunity to offer its comments thereon before making a submission to a patent office and the Prosecuting Party shall consider in good faith the Non-Prosecuting Party’s comments. The Non-Prosecuting Party shall offer its comments, if any, promptly.

6.2.2 Patent Term Extension and Supplementary Protection Certificate.

(a) Licensee may request that Allergan apply for any patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for the Licensed Patents or Joint Patents in any country in the Territory and Allergan shall, unless Allergan has a reasonable basis not to make such filing, do so in a timely manner. Allergan shall be responsible for applying for any such extension, and Licensee shall cooperate with Allergan in applying for requested extensions of the Licensed Patents or Joint Patents, in each case [***]. Allergan shall not apply for any such extension without Licensee’s consent, not to be unreasonably withheld, delayed or conditioned; provided, that if Allergan requests that Licensee consent to extend a Licensed Patent or Joint Patent that covers a Licensed Product and Licensee withholds such consent, then for purposes of determining the Royalty Term hereunder, such Licensed Patent or Joint Patent, as applicable, shall be deemed to have a Valid Claim until the date on which such Licensed Patent or Joint Patent, as applicable, would have expired had such extension been requested and granted.

6.3 Enforcement of Patents.

6.3.1 Notice. In the event either Party becomes aware of (a) any suspected infringement of any Licensed Patents or Joint Patents or (b) any certification filed under the Hatch-Waxman Act claiming that any Licensed Patents or Joint Patents are invalid or unenforceable or claiming that any Licensed Patents or Joint Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed, or any equivalent or similar certification or notice in any other jurisdiction in the Territory (each of clauses (a) and (b), an “Infringement”), such Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”); provided that each Party shall give the other Party an Infringement Notice not later than [***] after it becomes aware of any Infringement described in clause (b) above.

6.3.2 Licensed Patents and Joint Patents. Subject to the last sentence of Section 6.3.1, Licensee shall have the first right, but not the obligation, through counsel of its choosing, to initiate an infringement action with respect to any Infringement of any Licensed Patents or Joint Patents [***] or, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. If Licensee does not initiate such an infringement action within [***] of learning of the Infringement (or [***] of receiving the notice described in clause (b) of the definition of “Infringement”), or earlier notifies Allergan in writing of its intent not to so initiate an action, and Licensee has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Allergan shall have the right, but not the obligation, to bring such an action; provided that, except with respect to any Infringement described in clause (b) of the definition thereof, if Licensee has commenced negotiations with an alleged infringer for discontinuance of such Infringement within such [***] period, Licensee shall have [***] to conclude its negotiations before Allergan may bring suit for such Infringement.

6.3.3 Settlement. The Party that controls the prosecution of a given Infringement claim pursuant to Section 6.3.2 or the last sentence of Section 6.3.1 also shall have the right to control settlement of such claim; provided that no settlement shall be entered into without the prior consent of the other Party, not to be unreasonably withheld, delayed or conditioned, if such settlement would adversely affect or diminish the rights and benefits of the other Party under this Agreement, or impose any new obligations or adversely affect any obligations of the other Party under this Agreement.

6.3.4 Cooperation. In the event a Party is entitled to and brings an infringement action in accordance with this Section 6.3, the other Party shall cooperate fully, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours, as reasonably requested by (and at the expense of) the enforcing Party. If a Party pursues an action against such alleged Infringement, it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such Infringement.

6.3.5 Costs and Recovery. [***]. Any damages or other amounts collected shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). [***].

6.4 Infringement Claims by Third Parties.

6.4.1 Defense of Third Party Claims. If a Third Party asserts that a Patent or other intellectual property right owned or otherwise controlled by it is infringed by the Exploitation of the Licensed Products in the Field in the Territory, the Party first made aware of such a claim shall promptly provide the other Party written notice of such claim along with the related facts in reasonable detail. Licensee shall have the first right, but not the obligation, to control the defense of such claim. If Licensee fails to assume control of the defense of such claim within [***] after receiving notice thereof from, or giving notice thereof to, Allergan pursuant to the first sentence of this Section 6.4.1, Allergan shall have the right, but not the obligation, to defend against a claim against Allergan. Allergan shall not have the right to defend against a claim against Licensee. Notwithstanding the foregoing, the Party controlling such defense (the “Controlling Party”) shall not be entitled to assert a claim or counterclaim against such Third Party based on the Patents or other intellectual property rights owned or otherwise controlled by the other Party (the “Non-Controlling Party”) without the prior written consent of the Non-Controlling Party, except to the extent that the Controlling Party has the right to enforce such Patents or other intellectual property rights in accordance with this Agreement. The Non-Controlling Party shall cooperate with the Controlling Party, at the Controlling Party’s reasonable request [***], in any such defense and shall have the right, [***], to be represented separately by counsel of its own choice in any such proceeding.

6.4.2 Settlement of Third Party Claims. The Controlling Party with respect to a particular claim pursuant to Section 6.4.1 also shall have the right to control settlement of such claim; provided that (a) no settlement shall be entered into without the prior consent of the Non-Controlling Party if such settlement would adversely affect or diminish the rights and benefits of the Non-Controlling Party under this Agreement, or impose any new obligations or adversely affect any obligations of the Non-Controlling Party under this Agreement and (b) the Controlling Party shall not be entitled to settle any such claim by granting a license or covenant not to sue under or with respect to the Patents or other intellectual property rights owned or otherwise controlled by the Non-Controlling Party without the prior written consent of the Non-Controlling Party, in each case ((a) and (b)) such consent not to be unreasonably conditioned, withheld or delayed.

6.4.3 Allocation of Costs. Subject to the last sentence of Section 6.4.1, [***].

6.5 Invalidity or Unenforceability Defenses or Actions.

6.5.1 Third Party Defense or Counterclaim.

(a) If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 6.3 or claim or counterclaim asserted under Section 6.4, or in a declaratory judgment action or similar action or claim filed by such Third Party, that any Licensed Patent or Joint Patent is invalid or unenforceable, then the Party pursuing or defending such infringement action, or the Party first obtaining knowledge of such declaratory judgment action, as the case may be, shall promptly give written notice to the other Party.

(b) With respect to the Licensed Patents or Joint Patents, Licensee shall have the first right, but not the obligation, through counsel of its choosing, [***], to defend against such action or claim. If Licensee fails to accept control of the defense of such a claim within [***] after receiving notice thereof from, or giving notice thereof to, Allergan pursuant to Section 6.5.1(a), Allergan shall have the right, through counsel of its choosing, [***], to defend against such action or claim.

6.5.2 Assistance. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 6.5.1, including by providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided further that [***]. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim or counterclaim. In connection with the activities set forth in Section 6.5.1, each Party shall consult with the other as to the strategy for the defense of the Licensed Patents and the Joint Patents, as applicable.

6.5.3 By Licensee. Without limiting Allergan’s rights under Section 10.3.2, if Licensee or any of its Sublicensees or any of its or their respective Affiliates initiates (or in any way, directly or indirectly, aids any Third Party in initiating) a declaratory judgment action or other action or claim that any Licensed Patent or Joint Patent is invalid, unenforceable or not infringed by the making, use, offer for sale, sale or import of any Licensed

Products by or on behalf of Licensee, its Sublicensees or its or their respective Affiliates in the Field in the Territory, and (a) a court of competent jurisdiction upholds the validity, enforceability or infringement of such Licensed Patent or Joint Patent, as applicable, in whole or in part, (b) such action or claim is dismissed with or without prejudice, or (c) Licensee, its Sublicensee or its or their respective Affiliate, as applicable, voluntarily withdraws such action or claim, then in each case ((a), (b) and (c)), [***].

6.6 Third Party Licenses. If, in the reasonable opinion of counsel to Licensee, the Exploitation of a Licensed Product in the Field in the Territory by Licensee, its Sublicensees or its or their respective Affiliates may infringe or misappropriate any Patent or any other intellectual property right of a Third Party in any country in the Territory, such that Licensee, its Sublicensees or its or their respective Affiliates cannot Exploit such Licensed Product in the Field in such country without infringing the Patent or other intellectual property right of such Third Party, then Licensee shall have the right, but not the obligation, to negotiate the terms of, and enter, each such license for one or more countries in the Territory. [***].

6.7 Product Trademarks.

6.7.1 Maintenance and Prosecution of Product Trademarks. Licensee shall own all right, title, and interest to the Product Trademarks in the Territory, and shall be responsible for the registration, prosecution, and maintenance thereof. [***].

6.7.2 Enforcement of Product Trademarks. Licensee shall have the right and responsibility for taking such action as Licensee deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. [***].

6.7.3 Third Party Claims. Licensee shall have the right and responsibility for defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. [***].

6.7.4 Notice and Cooperation. Each Party shall cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 6.7, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that [***].

ARTICLE 7

CONFIDENTIALITY AND NON-DISCLOSURE

7.1 Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates and, in the case of Licensee as the Receiving Party, its Sublicensees, and its

and their respective officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. “Confidential Information” means any information provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under or in connection with this Agreement, including any information relating to the Licensed Products (including the Regulatory Documentation and Regulatory Approvals and any information or data contained therein), any Exploitation of the Licensed Products in the Field in the Territory or the scientific, regulatory or business affairs or other activities of either Party. The Parties acknowledge and agree that (a) prior to the Effective Date, Allergan, Inc. and Parent exchanged certain information under that certain Confidential Information Disclosure Agreement between Allergan, Inc. and Parent dated [***] (the “Prior CDA”) and to the extent any such information constitutes Confidential Information pursuant to the terms hereof, such information shall be deemed Confidential Information for purposes of this Agreement and shall be subject to the terms and conditions of this ARTICLE 7 and (b) Joint Know-How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto. Notwithstanding the foregoing, Confidential Information shall not include any information that:

7.1.1 is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of, or breach of this Agreement or the Prior CDA by, the Receiving Party;

7.1.2 can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

7.1.3 is subsequently received by the Receiving Party on a non-confidential basis from a Third Party who is not, to the knowledge of the Receiving Party, bound by any obligation of confidentiality with respect to such information; or

7.1.4 can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

7.2 Permitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:

7.2.1 made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law or the requirements of a national securities exchange or other similar regulatory body; provided that the Receiving Party shall first have given notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order or required by Applicable Law to be disclosed be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by Applicable Law; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order or as required by Applicable Law shall be limited to the information that is legally required to be disclosed in response to such court or governmental order or by such Applicable Law;

7.2.2 made by the Receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Regulatory Approval; provided that reasonable measures shall be taken to obtain confidential treatment of such information;

7.2.3 made by the Receiving Party as necessary to file or prosecute Patent applications pursuant to Section 6.2, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement; provided that reasonable measures shall be taken to obtain confidential treatment of such information; or

7.2.4 made by the Receiving Party to actual or prospective acquirers, investors, merger candidates, or, with respect to Allergan as the Receiving Party, investors in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that each such Third Party to whom information is disclosed shall (a) be subject to reasonable obligations of confidentiality substantially similar to the confidentiality obligations set forth in this Agreement, and (b) be informed of the confidential nature of the Confidential Information so disclosed.

7.3 Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol, or other Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 7.3 shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its investors, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this ARTICLE 7) or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 7.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this ARTICLE 7.

7.4 Press Releases. Neither Party shall issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party, not to be unreasonably withheld, delayed or conditioned, except (a) for communications required by Applicable Law as reasonably advised by the issuing Party’s counsel (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof to the extent legally permitted and the issuing Party shall act in good faith to incorporate any comments provided by the other Party on such press release or public communication), (b) for information that has been previously disclosed publicly or (c) as otherwise set forth in this Agreement.

7.5 Publications. Allergan recognizes that the publication of papers regarding results of and other Information regarding activities under this Agreement by Licensee, including oral presentations and abstracts, may be beneficial to both Parties, provided that such publications are subject to reasonable controls to protect Confidential Information. Accordingly, Allergan shall at all times have the right to review and approve any paper proposed for publication by Licensee, including any oral presentation or abstract, that contains Confidential Information of Allergan. Before any such paper is submitted for publication or an oral presentation is made, Licensee shall deliver a complete copy of the paper or materials for oral presentation to Allergan at least [***] prior to submitting the paper to a publisher or making the presentation. Allergan shall review any such paper and give its comments to Licensee, and if applicable, notify Licensee whether Allergan approves of such paper, in each case within [***] after the delivery of such paper to Allergan. With respect to oral presentation materials and abstracts, Allergan shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Licensee with appropriate comments, if any, but in no event later than [***] after the date of delivery to Allergan. Failure to respond within such [***] shall be deemed approval to publish or present. Notwithstanding the foregoing, Licensee shall comply with Allergan’s written request to (i) delete references to Allergan’s Confidential Information in any such paper or presentation or (ii) withhold publication of any such paper or any presentation of same for an additional [***] in order to permit Allergan to obtain patent protection if Allergan deems it necessary. Any publication shall include recognition of the contributions of Allergan according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Licensee shall use commercially reasonable efforts to cause investigators and institutions participating in Clinical Trials for the Licensed Products in the Field with which it contracts to agree to terms substantially similar to those set forth in this Section 7.5, which efforts shall satisfy Licensee’s obligations under this Section 7.5 with respect to such investigators and institutions. Allergan shall not publish any paper regarding the Licensed Compound or any Licensed Product in the Field, including oral presentations and abstracts, without Licensee’s prior written consent.

7.6 Return or Destruction of Confidential Information. Within [***] after the earliest of (a) the expiration of the Term, (b) the termination of this Agreement, and (c) the written request of the Disclosing Party, the Receiving Party shall, at the Disclosing Party’s discretion, promptly destroy or return to the Disclosing Party all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain (i) such Confidential Information to the extent that the Receiving Party requires it for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or one copy for archival purposes, and (ii) such other information as required to comply with Applicable Law. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose. Any retained Confidential Information shall continue to be subject to the non-use and non-disclosure obligations under this Agreement for the period set forth in Section 7.1.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

8.1.1 Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

8.1.2 Consents and Approvals. All necessary consents, approvals and authorizations of all Regulatory Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained, except with respect to Licensee, any consent, approval and authorization from a Regulatory Authority that may be required for Licensee to conduct a Clinical Trial involving a Licensed Product in the Territory or to seek or obtain Regulatory Approval of a Licensed Product in the Field in any country within the Territory.

8.1.3 Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law in any material respect or any provision of the articles of incorporation or bylaws of such Party and (b) do not in any material respect conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

8.2 Debarment. None of Licensee or any of its Sublicensees or any of its or their Affiliates has been debarred or is subject to debarment and none of Licensee or any of its Sublicensees or any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensee shall inform Allergan in writing immediately if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Licensee’s, its Sublicensees’ and its and their Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of Licensee or any Person performing activities hereunder.

8.3 Additional Representations of Allergan. Allergan further represents and warrants to Licensee that, as of the Original Effective Date:

8.3.1 As to the Licensed Patents filed or issued as of the Original Effective Date, all Licensed Patents listed on Schedule 1.64 are (a) to Allergan’s Knowledge, the only Patents Controlled by Allergan that Cover the importation, making, using or selling of the Licensed Products in the Field as such Licensed Products exist as of the Original Effective Date and (b) Controlled by Allergan or its Affiliates.

8.3.2 To the Knowledge of Allergan, except for the Allergan Agreements, neither Allergan nor its Affiliates are a party to any agreement with any Third Parties with respect to the Development or Commercialization of any Licensed Product and Allergan has the right to grant the licenses and rights granted to Licensee under the Licensed Technology, Licensed Compound and Allergan Regulatory Documentation pursuant to this Agreement.

8.3.3 To the Knowledge of Allergan, except for the Allergan Agreements and any agreements that are no longer in force or effect as of the Original Effective Date, neither Allergan nor any of its Affiliates has previously assigned, transferred, licensed, or conveyed their right, title, or interest in or to the Licensed Patents, Licensed Know-How, Allergan Regulatory Documentation, the Licensed Compound, or a Licensed Product (including by granting any covenant not to sue with respect thereto) or any Patent or other intellectual property or proprietary right, Regulatory Documentation or Information that would be Licensed Patents, Licensed Know-How, or Allergan Regulatory Documentation, as applicable, but for such assignment, transfer, license or conveyance, in each case in the Field, and other than the licenses and rights granted to Licensee under this Agreement.

8.3.4 To the Knowledge of Allergan, no claim or litigation has been brought or threatened in writing by any Person alleging that, and neither Allergan nor any of its Affiliates have any Knowledge of any claim, whether or not asserted, that (a) the Licensed Patents are invalid or unenforceable, or (b) Exploitation of the Licensed Compound or a Licensed Product in the Field in the Territory, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with, any intellectual property or proprietary right of any Person.

8.3.5 To the Knowledge of Allergan, the inventions claimed by the Licensed Patents (a) were not conceived, discovered, developed, or otherwise made under any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e); and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§210-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

8.4 Intentionally Omitted.

8.5 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 2.9 (THE LAST SENTENCE), SECTION 8.1, SECTION 8.2 AND SECTION 8.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

8.6 ADDITIONAL WAIVER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 8.3, LICENSEE AGREES THAT: (A) THE LICENSED PATENTS AND LICENSED KNOW-HOW ARE LICENSED, AND THE TRANSFERRED COMPOUNDS ARE TRANSFERRED, “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST ALLERGAN FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PATENTS OR LICENSED KNOW-HOW; (B) ALLERGAN WILL HAVE NO LIABILITY TO LICENSEE FOR ANY ACT OR OMISSION IN THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENSE OR OTHER HANDLING OF THE LICENSED PATENTS OR LICENSED KNOW-HOW; (C) ALLERGAN WILL HAVE NO LIABILITY TO LICENSEE ARISING OUT OF OR RELATED TO THE TRANSFERRED COMPOUNDS; AND (D) LICENSEE IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PATENTS HAVE APPLICABILITY OR UTILITY IN LICENSEE’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCTS, AND LICENSEE ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.

ARTICLE 9

INDEMNITY

9.1 Indemnification of Allergan. Licensee shall indemnify Allergan, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Allergan Indemnitees”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee of any term of this Agreement, (b) the negligence or willful misconduct on the part of any Licensee Indemnitee or (c) the Exploitation of the Licensed Compound or Licensed Products by or on behalf of Licensee, its Sublicensees or any of its or their respective Affiliates; provided that, with respect to any Third Party Claim for which Licensee has an obligation to any Allergan Indemnitee pursuant to this Section 9.1 and Allergan has an obligation to any Licensee Indemnitee pursuant to Section 9.2, each Party shall indemnify each of the Allergan Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

9.2 Indemnification of Licensee. Allergan shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Allergan of this Agreement or (b) the negligence or willful misconduct on the part of any Allergan Indemnitee; provided that, with respect to any Third Party Claim for which Allergan has an obligation to any Licensee Indemnitee pursuant to this Section 9.2 and Licensee has an obligation to any Allergan Indemnitee pursuant to Section 9.1, each Party shall indemnify each of the Allergan Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

9.3 Notice of Claim. All indemnification claims in respect of an Allergan Indemnitee or a Licensee Indemnitee shall be made solely by Allergan or Licensee, as applicable (each of Allergan or Licensee in such capacity, the “Indemnified Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 9.1 or Section 9.2, but in no event shall the Indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

9.4 Control of Defense.

9.4.1 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Allergan Indemnitee or Licensee Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against an Allergan Indemnitee’s or a Licensee Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party to which the Indemnified Party does not reasonably object. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Allergan Indemnitee or Licensee Indemnitee, as applicable, in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Sections 9.4.2 and 9.4.4, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Allergan Indemnitee or Licensee Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim.

9.4.2 Right to Participate in Defense. Without limiting Section 9.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized or requested by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any Allergan Indemnitee or Licensee Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.

9.4.3 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in any Allergan Indemnitee or Licensee Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any Allergan Indemnitee or Licensee Indemnitee, as applicable, in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify such Allergan Indemnitee or Licensee Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims, for which the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided that it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by an Allergan Indemnitee or a Licensee Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the

Indemnified Party shall ensure that each Allergan Indemnitee or Licensee Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

9.4.4 Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Allergan Indemnitee or Licensee Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Allergan Indemnitee or Licensee Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Allergan Indemnitees or Licensee Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided further the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.

9.4.5 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed [***] by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Allergan Indemnitee’s or Licensee Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify an Allergan Indemnitee or Licensee Indemnitee, as applicable.

9.5 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY (OR IN THE CASE OF LICENSEE, ITS SUBLICENSEES OR DISTRIBUTORS) OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 9.1 OR SECTION 9.2, OR WITH RESPECT TO A BREACH OF ARTICLE 7, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR THE OTHER ALLERGAN INDEMNITEES OR OTHER LICENSEE INDEMNITEES, AS APPLICABLE, FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, INCLUDING AS A RESULT OF (a) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCTS UNDER THIS AGREEMENT, (b) THE USE OF OR REFERENCE TO THE LICENSED PATENTS, JOINT PATENTS, LICENSED KNOW-HOW, JOINT KNOW-HOW OR REGULATORY DOCUMENTATION OR (c) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

9.6 Insurance. Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates (to the extent such Affiliates are undertaking activities with respect to Licensed Products) to, obtain prior to commencing any Clinical Trials, and maintain during any period in which Licensee has indemnification obligations to Allergan, which indemnification obligations shall be scheduled in the policies, (a) commercial general liability insurance with a combined single limit for bodily injury and property damage of not less than [***], (b) products liability/completed operations (including Clinical Trials) coverage with a minimum indemnity limit of [***], and if such coverage is on a claims-made basis it must provide a right to elect an extended reporting period for claims of at least [***] after the end of the Term, (c) an all-risks insurance policy covering its facilities, including any risk of business interruption, with a minimum indemnity limit of [***], and (d) an error and omission coverage covering all Manufacturing activities performed by subcontractors, if applicable. Such policies shall (x) be issued by a recognized insurer rated by A.M. Best “A-VII” (or its equivalent) or better, or an insurer pre-approved in writing by Allergan, (y) except for products liability/complete operations coverage, be written on an occurrence (and not a claims made) basis, and (z) show Allergan and other Allergan Indemnitees as additional insureds and loss payees, as their interests may appear, and provide that Allergan shall be given [***] advance written notice of the nonrenewal or termination thereof or of any other material change thereto. Such policies shall remain in effect throughout the Term and for a period of [***] thereafter and shall not be cancelled or subject to a reduction of coverage without the prior written authorization of Allergan. If Licensee at any time or for any reason fails to obtain the insurance required herein, or if such insurance is cancelled or the above limits reduced, Allergan shall have the right to procure the same at Licensee’s expense. Allergan shall have the right to offset any such expense that is owed by Licensee but not paid against any payments owed by Allergan, if any, under this Agreement. Maintenance of such insurance coverage shall not relieve Licensee of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with this ARTICLE 10, continue (a) with respect to each Licensed Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”). Upon expiration, but not earlier termination, of this Agreement pursuant to clause (b) above, the licenses granted to Licensee in Section 2.1 shall become fully paid-up (subject to Licensee’s obligations under Section 5.1.2), royalty-free, perpetual and irrevocable.

10.2 Termination of this Agreement for Material Breach. If either Party materially breaches this Agreement (such Party, the “Breaching Party”), in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement, in its entirety upon [***] prior written notice (the “Termination Notice Period”) to the Breaching Party, specifying the material breach and its claim of right to terminate, provided that the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a payment breach, as to which the Breaching Party shall have only a [***] cure period.

10.3 Termination by Allergan.

10.3.1 Allergan shall have the right to terminate this Agreement immediately upon written notice to Licensee if:

(a) Licensee fails to meet any of the diligence obligations set forth in Section 3.1.2(b) by the dates set forth therein (or such later date as extended pursuant to Section 3.1.2(b)(ii)), provided that the termination shall not become effective if Licensee cures such failure within [***] of receipt of the written notice from Allergan; or

(b) Licensee’s Development of all Licensed Products has permanently ceased and a Licensed Product is not being Commercialized in the Territory by or on behalf of Licensee; provided that [***], in each case ((i) and (ii)) does not constitute a cessation of Development or Commercialization, as applicable.

10.3.2 In the event that Licensee or any of its Sublicensees or its or their Affiliates, anywhere in the Territory, institutes, prosecutes, or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting, or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action, or cause of action for declaratory relief, damages, or any other remedy, or for an enjoinment, injunction, or any other equitable remedy, including any interference, re-examination, opposition, or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable, or otherwise not patentable or would not be infringed by Licensee’s activities absent the rights and licenses granted hereunder (each, a “Patent Challenge”), Allergan shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee if such Patent Challenge is not withdrawn with prejudice within [***] of written notice from Allergan. Notwithstanding anything to the contrary herein, a Patent Challenge does not include, and termination by Allergan under this Section 10.3.2 is not permitted for any counterclaim made, filed or maintained by Licensee as defendants in any patent infringement claim, demand, lawsuit, cause of action or other action made, filed or maintained by Allergan or Allergan’s Affiliate(s) or licensees with respect to products other than Licensed Products.

10.3.3 Allergan may immediately terminate this Agreement upon written notice to Licensee if any payment required to be made pursuant to Section 5.3.3 is not made within [***] of the date specified therefor.

10.4 Intentionally Omitted.

10.5 Termination at Will by Licensee. Prior to making the First Commercial Sale of a Licensed Product in the Territory, Licensee shall have the right to terminate this Agreement upon [***] prior written notice to Allergan.

10.6 Intentionally Omitted.

10.7 Termination Upon Insolvency. Each Party may terminate this Agreement if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within [***] after the filing thereof, (d) proposes or is a party to any dissolution or liquidation, or (e) makes an assignment for the benefit of its creditors.

10.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or Allergan are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

10.9 Consequences of Termination. In the event of any early termination (but not expiration) of this Agreement:

10.9.1 All rights and licenses granted by Allergan hereunder shall immediately terminate;

10.9.2 In the event of any early termination of this Agreement by Allergan pursuant to Sections 10.2 and 10.3, to the extent requested in writing by Allergan within [***] of Allergan’s notice of termination, Licensee shall and does hereby, and shall cause its Sublicensees and its and their Affiliates to:

(a) grant Allergan an exclusive, royalty-free, perpetual, worldwide license and right of reference, with the right to grant sublicenses and further rights of reference (through multiple tiers), under all (i) Regulatory Documentation (including any Regulatory Approvals), (ii) Licensee Patents, (iii) Licensee Know-How and (iv) Product Trademarks, in each case ((i) through (iv)) then owned or Controlled by Licensee, to Exploit the Licensed Compound and the Licensed Products, and Licensee shall continue to maintain such Licensee Patents, Licensee Know-How and Product Trademarks [***] unless and until Allergan notifies Licensee that such maintenance is no longer required; provided that the licenses granted to Allergan in this Section 10.9.2(a) shall be subject to the terms and conditions of the applicable Licensed Product Agreement consented to by Allergan pursuant to Section 3.5. Without limitation of the foregoing, in the event and to the extent any such Licensed Product Agreement requires that particular terms or conditions of such Licensed Product Agreement be contained or incorporated in any agreement granting a sublicense, such terms and conditions are hereby deemed to be incorporated herein by reference and made applicable to the applicable license granted to Allergan pursuant to this Section 10.9.2(a), and [***].

(b) unless expressly prohibited by any Regulatory Authority, transfer control to Allergan of all Clinical Trials of each Licensed Product being conducted by or on behalf of Licensee or its Sublicensees or its or their respective Affiliates as of the effective date of such termination and continue to conduct such Clinical Trials, [***], for up to [***] to enable such transfer to be completed without interruption of any such Clinical Trial; provided that (i) Allergan shall not have any obligation to continue any Clinical Trial unless required by Applicable Law and (ii) with respect to each Clinical Trial (A) for which such transfer is expressly prohibited by the applicable Regulatory Authority or (B) that is required for Regulatory Approval that Allergan does not request that Licensee transfer control of such Clinical Trial to Allergan, if any, Licensee shall continue to conduct such Clinical Trial to completion, [***];

(c) except as provided in clause (f) below, assign (or cause its Sublicensees or its or their Affiliates to assign) to Allergan all Licensed Product Agreements to the extent they relate to the Exploitation of the Licensed Products in the Field in the Territory, unless, with respect to any such Licensed Product Agreement, such Licensed Product Agreement expressly prohibits such assignment, in which case Licensee shall cooperate with Allergan in all reasonable respects to secure the consent of the applicable Third Party to such assignment and if any such consent cannot be obtained with respect to a Licensed Product Agreement, Licensee shall use reasonable best efforts to maintain such Licensed Product Agreement in full force and effect and to obtain for Allergan substantially all of the practical benefit and burden under such Licensed Product Agreement, including by (i) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Allergan and the applicable Third Party and (ii) subject to the consent and control of Allergan, enforcing, [***] and for the account of Allergan, any and all rights of Licensee or its relevant Sublicensee or its or their relevant Affiliate, if applicable, against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise;

(d) to the extent any Licensed Product Agreements also relate to products of Licensee, a Sublicensee or its or their Affiliates other than the Licensed Products and do not relate to any Licensed Patents, Licensed Know-How, Licensee Patents, Licensee Know-How, Joint Patents or Joint Know-How, assist Allergan with entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Allergan and the applicable Third Party and until such alternative arrangements are effective, shall maintain such Licensed Product Agreements in full force and effect and obtain for Allergan substantially all of the practical benefit and burden under such Licensed Product Agreements;

(e) provide Allergan with copies of all reports and data generated or obtained by Licensee or any of its Sublicensees or its or their Affiliates that relate to any Licensed Product that have not previously been provided to Allergan;

(f) assign to Allergan all right, title, and interest of Licensee, its Sublicensees and its and their Affiliates in each Product Trademark;

(g) transfer to Allergan such quantities of Licensee’s, its Sublicensees’ and its and their Affiliates’ existing inventory of Licensed Compound or Licensed Products as Allergan requests. [***];

(h) to the extent that Licensee has a clinical or commercial source of supply of Licensed Compound and Licensed Product as of the effective date of termination, supply to Allergan such reasonable quantities of the Licensed Compound and Licensed Products as Allergan indicates in written forecasts and orders therefor from time to time until the earlier of (i) [***] and (ii) [***]; and

(i) transfer to Allergan the global safety database for the Licensed Products in the Field in the Territory.

10.9.3 In the event of an early termination (but not expiration) of the Agreement, none of Licensee, its Sublicensees or its or their Affiliates shall have any further right in or to the Licensed Patents and Licensee shall provide such assistance and cooperation with respect to the prosecution, enforcement and defense of such Licensed Patents, [***], as Allergan was required to provide to Licensee during the Term with respect to the Licensed Patents pursuant to the first sentence of Section 6.2.1, the first sentence of Section 6.3.4, the last sentence of Section 6.4.1, and the first sentence of Section 6.5.2, and [***].

10.9.4 Without limiting Allergan’s rights under other provisions of this ARTICLE 10, in the event of any termination by Allergan pursuant to Section 10.2, Licensee shall, at the request [***] of Allergan, provide Allergan with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of applicable Development, Manufacture and Commercialization activities with respect to the Licensed Products to Allergan or its designee so as to minimize any disruption of such activities. Further, upon Allergan’s request, Licensee shall provide such technical assistance, [***], as may reasonably be requested to transfer applicable Manufacturing technology that has been used by or on behalf of Licensee, its Sublicensees and its and their Affiliates in connection with the Manufacture of the Licensed Compound or any Licensed Product.

10.9.5 If Allergan determines that any waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders or approvals are needed from any governmental authority in connection with the exercise of its rights in Section 10.9.2, Allergan shall so notify Licensee and each of Allergan and Licensee shall make any and all filings, cooperate with and assist one another and take any other actions in connection therewith.

10.9.6 All Confidential Information of Licensee relating to the Licensed Compound or Licensed Products (or the Exploitation thereof), to the extent they comprise Licensee Know-How, and any Confidential Information included in the Licensed Product Agreements or Regulatory Documentation assigned to Allergan pursuant to this Section 10.9, shall automatically be deemed to become Confidential Information of Allergan; provided that for any such Confidential Information of Licensee that constitutes Licensee Know-How that is not assigned but rather is licensed to Allergan pursuant to Section 10.9.2(a), such Confidential Information shall be the Confidential Information of both Licensee and Allergan and Allergan shall have the right to use and disclose such Confidential Information in the exercise of its rights granted pursuant to Sections 10.9.2(a) or 10.9.2(c), as applicable, and Licensee or its Affiliates may use and disclose such Confidential Information for all other purposes.

10.10 Intentionally Omitted.

10.11 Accrued Rights; Surviving Obligations.

10.11.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

10.11.2 Survival. Except as expressly set forth herein, all rights and obligations of the Parties shall terminate upon the expiration or termination of this Agreement, as follows:

(a) In the event of an expiration (but not early termination) of this Agreement, Sections 2.1, 2.3, 2.5, 2.9, 2.10, 3.4 (with respect to retention of records maintained during the Term for the period set forth therein), 3.6, 3.8, 4.4, 4.5, 6.1.1, 6.1.2, 6.1.3 (solely with respect to Section 6.1.2), 8.5, 8.6, 10.1 (last sentence), 10.8, 10.11.1, this Section 10.11.2(a), ARTICLE 5 (with respect to sales of Licensed Products and other activities hereunder during the Term, costs and expenses incurred during the Term and Qualifying Sublicense Payments and Disposition Proceeds), ARTICLE 7, ARTICLE 9 (provided, for clarity, that Section 9.6 shall survive for the period set forth therein), and ARTICLE 11 (excluding Section 11.1) and related definitions in ARTICLE 1 shall survive the expiration of this Agreement.

(b) In the event of an early termination (but not expiration) of this Agreement, then effective upon the effective date of such termination, Sections 3.4 (with respect to retention of records maintained during the Term for the period set forth therein), 3.8 (second sentence), 6.1.1 (subject to Section 10.9.2), 6.1.2 (subject to Section 10.9.2), 6.1.3 (solely with respect to Section 6.1.2), 6.2.1 (solely for the benefit of Allergan), 6.3.4 (first sentence only and solely for the benefit of Allergan), 6.5.2 (first sentence only and solely for the benefit of Allergan), 6.7.4 (solely for the benefit of Allergan), 8.5, 8.6, 10.8, 10.9, 10.11.1, this Section 10.11.2(b), ARTICLE 5 (with respect to sales of Licensed Products and other activities hereunder during the Term, costs and expenses incurred during the Term and Qualifying Sublicense Payments and Disposition Proceeds), ARTICLE 7, ARTICLE 9 (provided, for clarity, that Section 9.6 shall survive for the period set forth therein), and ARTICLE 11 (excluding Section 11.1) and related definitions in ARTICLE 1 shall survive termination of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) to the extent such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party in writing of a Force Majeure Event within [***] after the occurrence of such Force Majeure Event, which notice shall include the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than [***] and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement pursuant to Section 10.2.

11.2 Intentionally Omitted.

11.3 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

11.4 Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that (a) Allergan may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to its successor entity or acquirer in the event of a merger, consolidation or change in control of Allergan, or to any Person who acquires any rights or interests in or to the Licensed Know-How or the Licensed Patents, (b) Licensee may, without Allergan’s consent, assign this Agreement to the applicable acquiror, surviving entity or other successor in a Change of Control, and (c) Licensee may, without Allergan’s consent, assign this Agreement and its rights and obligations to an Affiliate; provided, that (i) in the case of the first assignment by Licensee involving a Change of Control, Licensee shall have complied with Section 5.3.3, and (ii) with respect to any assignment by Allergan or Licensee to an Affiliate, such assigning Party shall remain responsible for the performance by such Affiliate of the assigning Party’s obligations hereunder. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Allergan or Licensee, as the case may be. In the event either Party assigns or delegates its rights or obligations to another Person in accordance with this Section 11.4 (other than to an Affiliate), the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

11.5 Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal, or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

11.6 Dispute Resolution.

11.6.1 If a dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith, other than a dispute arising under the second to last sentence of Section 5.3.3 or a dispute governed by Section 5.10 (a “Dispute”), then either Party shall have the right to refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [***]. Any final decision mutually agreed to by the Executive Officers in writing shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [***], either Party shall be free to institute litigation in accordance with Section 11.7 and seek such remedies as may be available. Notwithstanding anything in this Agreement to the contrary, either Party shall be entitled to institute litigation in accordance with Section 11.7 immediately if litigation is necessary to prevent irreparable harm to that Party.

11.7 Governing Law and Service.

11.7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

11.7.2 Jurisdiction. Subject to Section 11.6 and Section 11.11, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York (or federal courts sitting in such state) for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

11.7.3 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.8.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

11.8 Notices.

11.8.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 11.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.8. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the [***] (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 11.8 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

11.8.2 Addresses for Notice.

If to Licensee, to:

FSV7, LLC

1000 Marina Blvd, Suite 105

Brisbane, CA 94005

Attention: CEO

Facsimile: [***]

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

28 State Street, 37th Floor

Boston, MA 02109

Attention: [***]

Facsimile: [***]

If to Allergan, to:

5 Giralda Farms

Madison, NJ 07940

Attention: President

Facsimile: [***]

with a copy to (which shall not constitute notice):

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention: [***]

Facsimile: [***]

11.9 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including the Prior CDA. Without limiting the foregoing, this Agreement shall amend, restate and supersede in its entirety, the Original License Agreement, effective as of the Effective Date. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.10 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.11 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in ARTICLE 7 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of ARTICLE 7 may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of ARTICLE 7, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Each Party hereby waives any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 11.11 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

11.12 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

11.13 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

11.14 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.15 Relationship of the Parties. It is expressly agreed that Allergan, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Allergan, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably conditioned, withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs, expenses and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

11.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

11.17 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

11.18 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

Allergan Sales, LLC		FSV7, LLC

By:	/s/ [***]	By:	/s/ [***]
	Name: [***]		Name: [***]
	Title: Vice President		Title: President & CEO